CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 26, 2010, accompanying the financial statements of Investment Grade Municipal Trust, Series 31, Insured Municipals Income Trust, 89th Limited Maturity Series and New Jersey Insured Municipals Income Trust, Series 139 (included in Van Kampen Focus Portfolios, Municipal Series 439) as of April 30, 2010, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended April 30, 2010, contained in this Post-Effective Amendment No. 7 to Form S-6 (File No. 333-104900) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 26, 2010